Exhibit 99.1

MEREDITH CORPORATION REPORTS STRONG RESULTS

FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL 2003

Contact:	Dirck Steimel Phone: (515) 284-2205 E-Mail: dirck.steimel@meredith.com	Jim Jacobson Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

DES MOINES, Iowa, Jan. 28, 2003 - Meredith Corporation (NYSE:MDP) today reported results for the second fiscal quarter ended December 31, 2002. Net earnings were $19.3 million or $0.38 per share, up 69 percent from $11.4 million, or $0.23 per share, on an adjusted basis (as described below) in the second quarter of fiscal 2002. Total Company revenues were $251.7 million for the second quarter of fiscal 2003, up 10 percent from $228.0 million in the same period of fiscal 2002.

For the first six months of fiscal 2003, net earnings before the charge in connection with a change in accounting principle related to SFAS No. 142 were $35.8 million, or $0.70 per share. This represents a 49 percent increase from $24.0 million, or $0.48 per share, on an adjusted basis in first six months of fiscal 2002. Total Company revenues were $501.8 million for the first half of fiscal 2003, up 8 percent from $464.5 million in the same period of fiscal 2002.

On July 1, 2002, the Company adopted SFAS No. 142, which changes the accounting for goodwill and other intangible assets with indefinite lives. In its adoption of SFAS No. 142, the Company recorded a charge in connection with a change in accounting principle of $85.7 million after-tax ($1.68 per share) in the first quarter of fiscal 2003. This reflects the write-down of goodwill and other intangible assets, primarily from the Company's acquisition of its Atlanta television station. Including the charge, the Company reported a net loss of $50.0 million, or ($0.98) per share for the first six months of fiscal 2003.

For the second quarter of fiscal 2002, the Company reported net earnings of $8.7 million, or $0.17 per share in accordance with generally accepted accounting principles (GAAP). This included $0.08 per share of goodwill amortization that would not have been required had SFAS No. 142 been in effect in fiscal 2002. The adjusted results of $0.23 per share exclude non-operating income of $0.02 per share representing proceeds from the demutualization of an insurance company with whom Meredith holds policies and do not include the $0.08 per share of amortization.

For the first six months of fiscal 2002, the Company reported GAAP earnings of $17.4 million, or $0.34 per share. This included $0.16 per share of amortization that would not have been required if SFAS No. 142 had been in effect in fiscal 2002. The adjusted results of $24.0 million, or $0.48 per share, exclude the $0.02 per share non-operating income and do not include the $0.16 per share of amortization.

Unless specifically stated otherwise throughout the narrative in this release, all comparative fiscal 2002 results exclude the $0.02 per share non-operating income and are adjusted as if the amortization provisions of SFAS No. 142 would have been in effect in fiscal 2002. The attached financial statements, however, present both the Company's results according to GAAP and on an adjusted basis.

William T. Kerr, Meredith's Chairman and Chief Executive Officer, stated, "We are very pleased to report another strong quarter as witnessed by a 69 percent increase in net earnings. Both of our business segments performed very well as evidenced by operating profit growth of 67 percent in broadcasting and 21 percent in publishing. Total Company advertising revenues grew 17 percent.

"Improved profit contribution was broad-based throughout the Company during the quarter," Kerr continued. "In publishing, most of our magazine operations, including our two largest titles Better Homes and Gardens and Ladies' Home Journal, our book business, and our interactive media operations reported improved operating results. In broadcasting, we increased profit contribution at all of our stations. Hartford, Atlanta, Phoenix, Saginaw, and Las Vegas each improved profit contribution by at least 60 percent from the comparable period."

For the first six months of fiscal 2003, total Company net earnings grew 49 percent, driven by 12 percent growth in advertising revenue and excellent execution by both of the Company's business segments.

OPERATING HIGHLIGHTS

Broadcasting

Broadcasting operating profit grew 67 percent to $27.1 million in the second quarter of fiscal 2003 from $16.3 million in the second quarter of fiscal 2002. The group's EBITDA margin improved to 39 percent in the second quarter of fiscal 2003, from 30 percent in the comparable period.

Broadcasting revenues increased 17 percent to $80.8 million and same-station revenues rose 25 percent during the second quarter of fiscal 2003. Same-station revenues in both periods are adjusted to include revenues of KPTV in Portland, OR, and exclude revenues of the two Florida stations exchanged for KPTV. Net political advertising was $14.1 million in the second quarter of fiscal 2003. Excluding political advertising, same-station broadcasting revenues increased $2.2 million, or 3 percent in the second quarter.

Kerr said, "We are very pleased with the second quarter performance of our CBS affiliates in Atlanta and Phoenix, our two largest markets. Both stations increased revenues and profit contribution significantly in the quarter and improved ratings for their evening and late newscasts in the November 2002 book versus the November 2001 book. In Atlanta, WGCL also posted significant ratings improvements for its early morning newscast and its late afternoon lead-in programming, while in Phoenix, KPHO posted ratings gains for all of its morning newscasts and its lead-in programming.

"Most of our other stations' newscasts also increased ratings in the November book," Kerr said. "Our overall ratings gains are fundamental to continued financial improvement."

For the first six months of fiscal 2003, broadcasting operating profit increased 73 percent and the group's EBITDA margin increased to 32 percent from 24 percent. Total broadcasting revenues increased 16 percent and same station revenues rose 25 percent. Excluding $20.3 million in net political advertising, same-station revenues increased $8.9 million, or 8 percent in the first six months of fiscal 2003.

Publishing

Publishing operating profit increased 21 percent to $17.4 million in the second quarter of fiscal 2003 from $14.3 million in the second quarter of fiscal 2002. Quarterly profit improved despite an approximate $2.0 million increase in direct mail expense, which the Company made earlier than originally planned. Publishing revenues were $170.9 million in the second quarter of fiscal 2003, up 8 percent from $159.0 million in the comparable period.

Kerr commented, "Our Publishing Group increased advertising revenue in the low-double digits during the second quarter of fiscal 2003, excluding American Baby. For the 12 months ending with the December 2002 issues, Better Homes and Gardens increased its market share in terms of revenue in the women's service field to 29 percent from 28 percent in the comparable period. Better Homes and Gardens' share is now 11 percentage points greater than its nearest competitor's, up from a 10 percentage point lead in the comparable period. Second quarter advertising revenue growth was particularly strong for our newsstand-based Special Interest Publications. Several of our mid-sized magazines, including MORE, WOOD, Country Home and Traditional Home, also reported advertising revenue growth.

"Our book operations performed exceptionally well in the quarter with revenue growth in the high twenties and profit contribution that nearly doubled," Kerr said.

For the first six months of fiscal 2003, publishing operating profit increased 15 percent and the Group's revenues grew 5 percent.

Kerr said, "We are excited with our acquisition of the American Baby Group, which was completed in December. The initial integration is going well and we look forward to expanding our publishing portfolio to reach younger families and the Hispanic market."

Other Financial Highlights

Net interest expense was $6.5 million in the second quarter of 2003, compared to $7.3 million in the comparable quarter. This decrease was due to a lower daily average debt level and a favorable quarter-end mark-to-market adjustment on the Company's interest rate swaps. Total debt was $424 million as of December 31, 2002, up $59 million from $365 million at September 30, 2002, reflecting the Company's $115 million acquisition of the American Baby Group, which was financed with existing credit facilities and cash on hand.

Outlook For Third Quarter and Fiscal 2003

Publishing advertising revenues are running up in the low teens for the third quarter of fiscal 2003. Broadcast pacings are currently running up in the low double-digits on a same-station basis. Pacings are a snapshot in time, change frequently, and recently have been quite volatile.

The Company is comfortable with the current First Call Consensus estimate of $0.48 per share for the third quarter. Net earnings for the third quarter of fiscal 2002 were $0.43 per share, adjusted for the amortization provisions of SFAS No. 142.

"We are pleased with our second quarter 2003 results and are off to a good start in the third quarter of fiscal 2003," Kerr said. Currently, the Company expects to earn $1.65 to $1.75 per share for all of fiscal 2003. For fiscal 2002, net earnings before special items were $1.42 per share, adjusted for the amortization provisions of SFAS No. 142.

Conference Call Webcast

Meredith will host a conference call on January 28, 2003 at 10:00 AM EST (9 AM CST), to discuss the results for the quarter. A live webcast will be accessible to the public on the Company's website www.meredith.com. The webcast will remain available until February 4, 2003.

Safe Harbor

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.

About Meredith Corporation

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 16 magazine brands, including Better Homes and Gardens, Ladies' Home Journal and American Baby, and approximately 170 special interest publications. Meredith owns 11 television stations - including properties in top 25 markets such as Atlanta, Phoenix and Portland.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, DaimlerChrysler, and Carnival Cruise Lines. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 24 web sites, and strategic alliances with leading Internet destinations.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)
	Three Months ended December 31			Percent
	2002	2001		Change vs
	GAAP	GAAP	Adjusted*	Adjusted*
(In thousands except per share)
Revenues:
Advertising	$151,227	$129,581	$129,581	16.7%
Circulation	60,316	62,011	62,011	(2.7)%
All other	40,168	36,373	36,373	10.4%
Total revenues	251,711	227,965	227,965	10.4%

Operating costs and expenses:
Production, distribution and editorial	104,246	98,267	98,267	6.1%
Selling, general and administrative	102,098	96,713	96,713	5.6%
Depreciation and amortization	7,074	13,473	7,013	0.9%
Total operating costs and expenses	213,418	208,453	201,993	5.7%

Income from operations	38,293	19,512	25,972	47.4%

Other nonoperating income (expense)	(297)	2,030	--	nm
Interest income	123	113	113	8.8%
Interest expense	(6,592)	(7,457)	(7,457)	11.6%

Earnings before income taxes	31,527	14,198	18,628	69.2%

Income taxes	12,206	5,494	7,208	69.3%

Net earnings	$19,321	$8,704	$11,420	69.2%

Basic earnings per share	$0.39	$0.18	$0.23	69.6%

Basic average shares outstanding	49,652	49,353	49,353	0.6%

Diluted earnings per share	$0.38	$0.17	$0.23	65.2%

Diluted average shares outstanding	51,247	50,612	50,612	1.3%

Dividends paid per share	$0.090	$0.085	$0.085	5.9%

*

Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001 and exclude nonoperating income of $2.0 million ($1.2 million after tax or 2 cents per share).

GAAP - Reported in accordance with accounting principles generally accepted in the United States of America.
nm - not meaningful

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)
	Six Months ended December 31			Percent
	2002	2001		Change vs
	GAAP	GAAP	Adjusted*	Adjusted*
(In thousands except per share)
Revenues:
Advertising	$300,298	$268,422	$268,422	11.9%
Circulation	123,154	123,946	123,946	(0.6)%
All other	78,321	72,106	72,106	8.6%
Total revenues	501,773	464,474	464,474	8.0%

Operating costs and expenses:
Production, distribution and editorial	214,481	206,515	206,515	3.9%
Selling, general and administrative	199,612	190,111	190,111	5.0%
Depreciation and amortization	14,229	27,050	14,130	0.7%
Total operating costs and expenses	428,322	423,676	410,756	4.3%

Income from operations	73,451	40,798	53,718	36.7%

Other nonoperating income (expense)	(297)	2,030	--	nm
Interest income	321	273	273	17.6%
Interest expense	(15,096)	(14,770)	(14,770)	(2.2)%

Earnings before income taxes and cumulative
effect of change in accounting principle	58,379	28,331	39,221	48.8%

Income taxes	22,598	10,964	15,178	48.9%

Net earnings before cumulative effect of
change in accounting principle	$35,781	$17,367	$24,043	48.8%

Cumulative effect of change in
accounting principle (net of taxes)	(85,749)	--	--	nm

Net (loss) earnings	$(49,968)	$17,367	$24,043	nm

Basic earnings per share
Before cumulative effect of change in accounting principle	$0.72	$0.35	$0.49	46.9%
Cumulative effect of change in accounting principle	(1.73)	--	--	nm
Net basic (loss) earnings per share	$(1.01)	$0.35	$0.49	nm

Basic average shares outstanding	49,573	49,538	49,538	0.1%

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)
	Six Months ended December 31			Percent
	2002	2001		Change vs
	GAAP	GAAP	Adjusted*	Adjusted*
(In thousands except per share)
Diluted earnings per share
Before cumulative effect of change in accounting principle	$0.70	$0.34	$0.48	45.8%
Cumulative effect of change in accounting principle	(1.68)	--	--	nm
Net diluted (loss) earnings per share	$(0.98)	$0.34	$0.48	nm

Diluted average shares outstanding	51,069	50,808	50,808	0.5%

Dividends paid per share	$0.180	$0.170	$0.170	5.9%

*

Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001 and exclude nonoperating income of $2.0 million ($1.2 million after tax or 2 cents per share).

GAAP - Reported in accordance with accounting principles generally accepted in the United States of America.
nm - not meaningful

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)
	Three Months ended December 31			Percent
	2002	2001		Change vs
	GAAP	GAAP	Adjusted*	Adjusted*
(In thousands)
Revenues
Publishing	$170,927	$158,954	$158,954	7.5%
Broadcasting	80,784	69,011	69,011	17.1%
Total revenues	$251,711	$227,965	$227,965	10.4%

Operating Profit
Publishing	$17,402	$13,768	$14,331	21.4%
Broadcasting	27,143	10,357	16,254	67.0%
Unallocated corporate	(6,252)	(4,613)	(4,613)	(35.5)%
Income from operations	38,293	19,512	25,972	47.4%

Other nonoperating income (expense)	(297)	2,030	--	nm
Interest income	123	113	113	8.8%
Interest expense	(6,592)	(7,457)	(7,457)	11.6%

Earnings before income taxes and cumulative
Effect of change in accounting principle	31,527	14,198	18,628	69.2%

Income taxes	12,206	5,494	7,208	69.3%

Net earnings before cumulative effect
of change in accounting principle	$19,321	$8,704	$11,420	69.2%

Depreciation & Amortization
Publishing	$2,533	$2,797	$2,234	13.4%
Broadcasting	3,994	10,058	4,161	(4.0)%
Unallocated corporate	547	618	618	(11.5)%
Total depreciation & amortization	$7,074	$13,473	$7,013	0.9%

EBITDA
Publishing	$19,935	$16,565	$16,565	20.3%
Broadcasting	31,137	20,415	20,415	52.5%
Unallocated corporate	(5,705)	(3,995)	(3,995)	(42.8)%
Total EBITDA	$45,367	$32,985	$32,985	37.5%

*

Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001 and exclude nonoperating income of $2.0 million ($1.2 million after tax or 2 cents per share).

GAAP - Reported in accordance with accounting principles generally accepted in the United States of America.
nm - not meaningful

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)
	Six Months ended December 31			Percent
	2002	2001		Change vs
	GAAP	GAAP	Adjusted*	Adjusted*
(In thousands)
Revenues
Publishing	$356,795	$339,109	$339,109	5.2%
Broadcasting	144,978	125,365	125,365	15.6%
Total revenues	$501,773	$464,474	$464,474	8.0%

Operating Profit
Publishing	$46,340	$39,304	$40,430	14.6%
Broadcasting	38,463	10,416	22,210	73.2%
Unallocated corporate	(11,352)	(8,922)	(8,922)	(27.2)%
Income from operations	73,451	40,798	53,718	36.7%

Other nonoperating income (expense)	(297)	2,030	--	nm
Interest income	321	273	273	17.6%
Interest expense	(15,096)	(14,770)	(14,770)	(2.2)%

Earnings before income taxes and cumulative
Effect of change in accounting principle	58,379	28,331	39,221	48.8%

Income taxes	22,598	10,964	15,178	48.9%

Net earnings before cumulative effect
of change in accounting principle	$35,781	$17,367	$24,043	48.8%

Depreciation & Amortization
Publishing	$5,062	$5,560	$4,434	14.2%
Broadcasting	8,114	20,191	8,397	(3.4)%
Unallocated corporate	1,053	1,299	1,299	(18.9)%
Total depreciation & amortization	$14,229	$27,050	$14,130	0.7%

EBITDA
Publishing	$51,402	$44,864	$44,864	14.6%
Broadcasting	46,577	30,607	30,607	52.2%
Unallocated corporate	(10,299)	(7,623)	(7,623)	(35.1)%
Total EBITDA	$87,680	$67,848	$67,848	29.2%

*

Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001 and exclude nonoperating income of $2.0 million ($1.2 million after tax or 2 cents per share).

GAAP - Reported in accordance with accounting principles generally accepted in the United States of America.
nm - not meaningful

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	December 31	June 30
Assets	2002	2002
(In thousands)
Current assets:
Cash and cash equivalents	$7,638	$28,225
Accounts receivable, net	125,596	128,204
Other current assets	130,763	115,782
Total current assets	263,997	272,211

Property, plant and equipment, net	214,073	211,250

Other assets	86,320	83,186
Intangibles, net	679,755	672,969
Goodwill	194,013	220,648

Total assets	$1,438,158	$1,460,264

	December 31	June 30
Liabilities and Shareholders' Equity	2002	2002
(In thousands)
Current liabilities:
Accounts payable and accruals	$150,219	$146,333
Other current liabilities	176,528	161,073

Total current liabilities	326,747	307,406

Long-term debt	424,000	385,000
Other noncurrent liabilities	237,597	260,141

Total liabilities	988,344	952,547

Shareholders' equity:
Common stock	39,685	39,256
Class B stock	10,060	10,320
Other shareholders' equity	400,069	458,141

Total shareholders' equity	449,814	507,717

Total liabilities and shareholders' equity	$1,438,158	$1,460,264